UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.)*

Phoenix Tree Holdings Limited
(Name of Issuer)

Class A Ordinary Shares, par value US$0.00002 per share
(Title of Class of Securities)

719156101
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

__________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No	719156101

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Private Investment Partners X, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

125,402,940

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

125,402,940

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

125,402,940

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	719156101

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Performance X, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

125,402,940

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

125,402,940

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

125,402,940

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	719156101

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Management X, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

125,402,940

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

125,402,940

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

125,402,940

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No	719156101

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Private Investment Partners XI, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

238,052,270

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

238,052,270

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

238,052,270

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	719156101

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Performance XI, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

238,052,270

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

238,052,270

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

238,052,270

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	719156101

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Management XI, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

238,052,270

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

238,052,270

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

238,052,270

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No	719156101

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

364,360,750

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

364,360,750

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

364,360,750

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

23%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No	719156101

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Charles P. Coleman III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

364,360,750

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

364,360,750

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

364,360,750

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

23%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No	719156101

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Scott Shleifer

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

364,360,750

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

364,360,750

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

364,360,750

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

23%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No	719156101

Item 1.	(a).	Name of Issuer:

Phoenix Tree Holdings Limited

(b).	Address of Issuer's Principal Executive Offices:

Room 212, Chao Yang Shou Fu 8 Chao Yang Men Nei Street Dongcheng District, Beijing 100010 People's Republic of China

Item 2.	(a).	Name of Person Filing:

Tiger Global Private Investment Partners X, L.P.

Tiger Global PIP Performance X, L.P.

Tiger Global PIP Management X, Ltd.

Tiger Global Private Investment Partners XI, L.P.

Tiger Global PIP Performance XI, L.P.

Tiger Global PIP Management XI, Ltd.

Tiger Global Management, LLC

Charles P. Coleman III

Scott Shleifer

(b).	Address of Principal Business Office, or if None, Residence:

Tiger Global Private Investment Partners X, L.P.

Tiger Global PIP Performance X, L.P.

Tiger Global PIP Management X, Ltd.

Tiger Global Private Investment Partners XI, L.P.

Tiger Global PIP Performance XI, L.P.

Tiger Global PIP Management XI, Ltd.

c/o Campbells Corporate Services Limited

P.O. Box 268

Floor 4 Willow House

Cricket Square

Grand Cayman KY1-1104

Cayman Islands

Tiger Global Management, LLC

9 West 57th Street

35th Floor

New York, New York 10019

Charles P. Coleman III

c/o Tiger Global Management, LLC

9 West 57th Street

35th Floor

New York, New York 10019

Scott Shleifer

c/o Tiger Global Management, LLC

9 West 57th Street

35th Floor

New York, New York 10019

(c).

Citizenship:

Tiger Global Private Investment Partners X, L.P. – Cayman Islands limited partnership

Tiger Global PIP Performance X, L.P. – Cayman Islands limited partnership

Tiger Global PIP Management X, Ltd. – Cayman Islands exempted company

Tiger Global Private Investment Partners XI, L.P. – Cayman Islands limited partnership

Tiger Global PIP Performance XI, L.P. – Cayman Islands limited partnership

Tiger Global PIP Management XI, Ltd. – Cayman Islands exempted company

Tiger Global Management, LLC – Delaware limited liability company

Charles P. Coleman III – United States citizen

Scott Shleifer – United States citizen

(d).	Title of Class of Securities:

Class A Ordinary Shares, par value US$0.00002 per share

(e).	CUSIP Number:

719156101

Item 3.	If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

125,402,940 shares deemed beneficially owned by Tiger Global Private Investment Partners X, L.P.

125,402,940 shares deemed beneficially owned by Tiger Global PIP Performance X, L.P.

125,402,940 shares deemed beneficially owned by Tiger Global PIP Management X, Ltd.

238,052,270 shares deemed beneficially owned by Tiger Global Private Investment Partners XI, L.P.

238,052,270 shares deemed beneficially owned by Tiger Global PIP Performance XI, L.P.

238,052,270 shares deemed beneficially owned by Tiger Global PIP Management XI, Ltd.

364,360,750 shares deemed beneficially owned by Tiger Global Management, LLC

364,360,750 shares deemed beneficially owned by Charles P. Coleman III

364,360,750 shares deemed beneficially owned by Scott Shleifer

(b)	Percent of class:

7.9% deemed beneficially owned by Tiger Global Private Investment Partners X, L.P.

7.9% deemed beneficially owned by Tiger Global PIP Performance X, L.P.

7.9% deemed beneficially owned by Tiger Global PIP Management X, Ltd.

15% deemed beneficially owned by Tiger Global Private Investment Partners XI, L.P.

15% deemed beneficially owned by Tiger Global PIP Performance XI, L.P.

15% deemed beneficially owned by Tiger Global PIP Management XI, Ltd.

23% deemed beneficially owned by Tiger Global Management, LLC

23% deemed beneficially owned by Charles P. Coleman III

23% deemed beneficially owned by Scott Shleifer

Number of shares as to which Tiger Global Private Investment Partners X, L.P. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	125,402,940

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	125,402,940

Number of shares as to which Tiger Global PIP Performance X, L.P. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	125,402,940

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	125,402,940

Number of shares as to which Tiger Global PIP Management X, Ltd. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	125,402,940

(iii)	Sole power to dispose or to direct the disposition of	0
(iv)	Shared power to dispose or to direct the disposition of	125,402,940

Number of shares as to which Tiger Global Private Investment Partners XI, L.P. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	238,052,270

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	238,052,270

Number of shares as to which Tiger Global PIP Performance XI, L.P. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	238,052,270

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	238,052,270

Number of shares as to which Tiger Global PIP Management XI, Ltd. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	238,052,270

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	238,052,270
Number of shares as to which Tiger Global Management, LLC has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	364,360,750

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	364,360,750

Number of shares as to which Charles P. Coleman III has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	364,360,750

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	364,360,750

Number of shares as to which Scott Shleifer has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	364,360,750

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	364,360,750

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

N/A

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

All securities reported in this Schedule 13G are owned by advisory clients of Tiger Global Management, LLC and/or its related persons' proprietary accounts. Other than the reporting persons listed herein, none of such persons individually own more than 5% of the Issuer's outstanding shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.	Certification.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 16, 2021
(Date)

Tiger Global Private Investment Partners X, L.P. By Tiger Global PIP Performance X, L.P. Its General Partner By Tiger Global PIP Management X, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance X, L.P. By Tiger Global PIP Management X, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Management X, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Private Investment Partners XI, L.P. By Tiger Global PIP Performance XI, L.P. Its General Partner By Tiger Global PIP Management XI, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance XI, L.P. By Tiger Global PIP Management XI, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Tiger Global PIP Management XI, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Management, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Charles P. Coleman III	/s/ Charles P. Coleman III Signature

Scott Shleifer	/s/ Scott Shleifer Signature

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated February 16, 2021 relating to the Class A Ordinary Shares, par value US$0.00002 per share of Phoenix Tree Holdings Limited shall be filed on behalf of the undersigned.

Tiger Global Private Investment Partners X, L.P. By Tiger Global PIP Performance X, L.P. Its General Partner By Tiger Global PIP Management X, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance X, L.P. By Tiger Global PIP Management X, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Management X, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Private Investment Partners XI, L.P. By Tiger Global PIP Performance XI, L.P. Its General Partner By Tiger Global PIP Management XI, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance XI, L.P. By Tiger Global PIP Management XI, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Tiger Global PIP Management XI, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Management, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Charles P. Coleman III	/s/ Charles P. Coleman III Signature

Scott Shleifer	/s/ Scott Shleifer Signature